Exhibit 10.12

EVgo INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

1.Introduction.  The purpose of this EVgo Inc. Executive Change in Control and Severance Plan (the “Plan”) is to provide assurances of specified benefits to certain employees of the Company Group whose employment could be involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan.  This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA.  This document is both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
2.Important Terms.  The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:
(a)“Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.
(b)“Base Salary” means the Participant’s annual base salary as in effect immediately prior to the Participant’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Participant’s annual base salary in effect immediately prior to the reduction) or, if the amount is greater, at the level in effect immediately prior to the Change in Control.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” has the meaning set forth in the Participant’s Participation Agreement or, if no definition is set forth, means, with respect to the Participant, one or more of the following: (i) the conviction of, or a plea of guilty or no contest to, a felony or other crime involving moral turpitude; (ii) the Participant’s commission of any act or omission involving material personal dishonesty, disloyalty or fraud, including with respect to the Company or another member of the Company Group or any of their customers or suppliers; (iii) reporting to work under the impairment of alcohol or drugs, or the use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its subsidiaries substantial public disgrace or disrepute or substantial economic harm; (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or member of the Company Group whether or not resulting in a disadvantage or detriment to the Company or any member of the Company Group; (v) intentional breach of any duty, gross negligence, or willful misconduct with respect to the Company or any member of the Company Group; or (vi) Participant’s willful breach of any obligations under any written agreement or covenant with any member of the Company Group, including Participant’s material breach of the policies of any Company Group member applicable to Participant.
(e)“Change in Control” means the occurrence of any of the following events:
(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (each such person, a “Beneficial Owner”) of 50% or more of either (x) the then-outstanding shares of common stock or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below. Any acquisition of stock of the Company by any LS Power Entity will be disregarded for the purposes of determining whether a Change in Control has occurred pursuant to this subsection (i), and increases in the Outstanding Company Voting Securities owned by any LS Power Entity, irrespective of the circumstances, shall not constitute an acquisition that creates a Change in Control under this subsection (i);

(ii)The individuals constituting the Board on the effective date of this Plan (the “Incumbent Directors”) cease for any reason (other than death or Disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the effective date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors; or
(iii)Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the then-outstanding shares of common stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then-outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination (or any entity controlled by either the Company or the entity resulting from such Business Combination), is the Beneficial Owner, directly or indirectly, of 50% or more of, respectively, the then-outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors or other governing body of such entity except to the extent that such ownership results solely from direct or indirect ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the Board or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f)“Change in Control Period” means the time period beginning on the date that is 3 months prior to a Change in Control and ending on the date that is 12 months following a Change in Control.
(g)“Code” means the Internal Revenue Code of 1986, as amended.
(h)“Company” means EVgo Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.
(i)“Company Group” means the Company, its subsidiaries, and any of their successors that assumes the obligations under the Plan, by way of merger, acquisition, consolidation or other transaction.
(j)“Compensation Committee” means the Compensation Committee of the Board.
(k)“Director” means a member of the Board.

(l)“Disability” means “Disability” as defined in the long-term disability plan or policy then in effect with respect to that Participant, as such plan or policy may be in effect from time to time, and, if there is no such plan or policy, a total and permanent disability as defined in Code Section 22(e)(3).
(m)“Equity Awards” means a Participant’s outstanding Company stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.  For clarity, any incentive units of EVgo Management Holdings LLC (the “Management Incentive Units”) shall not constitute Equity Awards for purposes of this Plan.
(n)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(o)“Good Reason” has the meaning set forth in the Participant’s Participation Agreement or, if no definition is set forth in the Participation Agreement, means, the termination of the Participant’s employment with a member of the Company Group by the Participant in accordance with the next sentence after the occurrence of one or more of the following events without the Participant’s express written consent: (i) a material reduction of the Participant’s duties, authorities, or responsibilities relative to the Participant’s duties, authorities, or responsibilities in effect immediately prior to the reduction; (ii) a reduction by the Company in the Participant’s Base Salary or annual target bonus amount; provided, however, that, a reduction of annual base salary or annual target bonus amount that also applies to substantially all other similarly situated employees of the Company Group and that does not exceed 10%, will not constitute “Good Reason”; (iii) a material change in the geographic location of the Participant’s primary work facility or location by more than 40 miles from the Participant’s then present primary work facility or location; or (iv) failure of a successor corporation to assume the obligations under this Plan or the Participant’s Participation Agreement.  In order for the termination of the Participant’s employment with the Company to be for Good Reason, the Participant must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 60 days of the initial existence of the grounds for “Good Reason” and the Company must have failed to cure such events, to the extent curable, within 30 days following receipt of such notice (the “Cure Period”) and the Participant must terminate the Participant’s employment within 30 days following the end of the Cure Period.
(p)“LS Power Entities” means LS Power Equity Partners IV, L.P., a Delaware limited partnership (“LSPEP IV”), LS Power Equity Advisors, LLC, a Delaware limited liability company, and its affiliates (excluding, for the avoidance of doubt, any member of the Company Group).
(q)“Participant” means an employee of the Company or of any member of the Company Group who (a) has been designated by the Administrator to participate in the Plan either by position or by name and (b) has timely and properly executed and delivered a Participation Agreement to the Company.
(r)“Participation Agreement” means the individual agreement (as will be provided in separate cover as Appendix A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the Participant.
(s)“Plan” means the EVgo Inc. Executive Change in Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.
(t)“Qualifying Termination” means a termination of a Participant’s employment with the Company or any other member of the Company Group within the Change in Control Period by (i) the Participant for Good Reason, or (ii) the Company or any other member of the Company Group for a reason other than Cause, the Participant’s death or Disability.
(u)“Section 409A Limit” means 200% of the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.
(v)“Severance Benefits” means the compensation and other benefits that the Participant will be provided in the circumstances described in Section 4.

3.Eligibility for Severance Benefits.  A Participant is eligible for Severance Benefits, as described in Section 4, only if such Participant experiences a Qualifying Termination.
4.Qualifying Termination.  Upon a Qualifying Termination, subject to the Participant’s compliance with Section 6, the Participant will be eligible to receive the following Severance Benefits as described in Participant’s Participation Agreement, subject to the terms and conditions of the Plan and the Participant’s Participation Agreement:
(a)Cash Severance Benefits.  Cash severance equal to the amount set forth in the Participant’s Participation Agreement and payable in cash at the time(s) specified in the Participant’s Participation Agreement.
(b)Continued Medical Benefits.  If the Participant, and any spouse and/or dependents of the Participant (“Family Members”) has or have coverage on the date of the Participant’s Qualifying Termination under a group health plan (including, without limitation, medical, dental and vision plans) sponsored by a member of the Company Group, the Company will (or will cause one of its Company Group members to) reimburse the Participant the employer-portion of the applicable monthly premium cost (which amount will be based on the employer-portion of the COBRA premium for the first month of COBRA coverage following the date of the Participant’s Qualifying Termination) (such portion of the monthly COBRA premium, the “Covered COBRA Premium”) for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), during the period of time following the Participant’s Qualifying Termination, as set forth in the Participant’s Participation Agreement, provided that the Participant validly elects and is eligible to continue coverage under COBRA for the Participant and the Participant’s Family Members.  However, if a Company Group member determines in its sole discretion that it cannot provide the Covered COBRA Premium benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and ERISA), such Company Group member will in lieu thereof provide to the Participant a lump sum payment equal to the Covered COBRA Premium (on an after-tax basis) that the Participant would be required to pay to continue the group health coverage for Participant and the Participant’s Family Members , multiplied by the number of months in the period of time set forth in the Participant’s Participation Agreement following the Qualifying Termination, which payment will be made regardless of whether the Participant elects COBRA continuation coverage.  Furthermore, for any Participant who, due to non-U.S. local law considerations, is covered by a health plan that is not subject to COBRA, the Company Group member may (in its discretion) instead provide cash or continued coverage in a manner intended to replicate the benefits of this Section 4(b) and to comply with applicable local law considerations.
(c)Equity Award Vesting Acceleration Benefit.  Only to the extent specifically provided in the Participant’s Participation Agreement, a portion of Participant’s Equity Awards will vest and, to the extent applicable, become immediately exercisable.
5.Limitation on Payments.  If any payment or benefit that the Participant would receive from any member of the Company Group or any other party whether in connection with the provisions in this Plan or otherwise (the “Payment”) would constitute (i) “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either:

(x) the full amount of the Payment, or

(y)  a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.  If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of equity awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting of equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A.  If acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled as follows: first, with respect to any of a Participant’s equity awards that are out-of-the-money, and second, with respect to any remaining equity awards of that Participant, in all cases, in the reverse order of the date of grant of such equity awards.

A nationally recognized professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will make any determination required under this Section 5.  Such determinations will be made in writing by the Firm and any good faith determinations of the Firm will be conclusive and binding upon Participant and the Company.  For purposes of making the calculations required by this Section 5 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5.  The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

6.Conditions to Receipt of Severance.
(a)Release Agreement.  As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”).  In all cases, the Release must become effective and irrevocable no later than the 60th day following the Participant’s Qualifying Termination (the “Release Deadline Date”).  If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits.  In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
(b)Confidential Information.  A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the terms of any confidentiality, proprietary information and inventions agreement between the Participant and the Company (a “Confidential Information Agreement”).
(c)Non-Disparagement.  As a condition to receiving Severance Benefits under this Plan, the Participant agrees that following the Participant’s termination, the Participant will not knowingly and materially disparage, libel, slander, or otherwise make any materially derogatory statements regarding the Company or any of its officers or Directors.  Notwithstanding the foregoing, nothing contained in the Plan will be deemed to restrict the Participant from (i) providing information to any governmental or regulatory agency or body (or in any way limit the content of any such information) to the extent the Participant is required to provide such information pursuant a subpoena or if the Participant is otherwise required to have the ability to provide this information under applicable law or regulation, or in accordance with any governmental investigation or audit relating to the Company or any other member of the Company Group or (ii) to the extent applicable, exercising the Participant’s rights under Section 7 of the National Labor Relations Act, as hereinafter amended.
(d)Other Requirements.  Severance Benefits under this Plan shall terminate immediately for a Participant if such Participant, at any time, violates any Confidential Information Agreement and/or the provisions of the Plan (including this Section 6).
7.Timing of Severance Benefits.  Unless otherwise provided in a Participant’s Participation Agreement, provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9, the Severance Benefits will be paid, or in the case of installments, will commence, on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company Group through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan and the Participant’s Participation Agreement.
8.Exclusive Benefit.  Except as otherwise specifically provided in the Plan or Appendix A, the Severance Benefits shall be the exclusive benefit for a Participant related to termination of employment with the Company Group during the Change in Control Period.
9.Section 409A.
(a)Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A.  Similarly, no Severance Benefits payable to a

Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.
(b)It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9(d) below or resulting from an involuntary separation from service as described in Section 9(e) below.  In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.
(c)Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following the Participant’s separation from service, will become payable on the date 6 months and 1 day following the date of the Participant’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the 6 month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(d)Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 9.
(e)Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 9.
(f)The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt.  Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 11 and 13, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax.  In no event will the Company reimburse a Participant for any taxes or other costs that may be imposed on the Participant as result of Section 409A.
10.Withholdings.  The Company or another member of the Company Group, as applicable, will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.
11.Administration.  The Company is the Administrator of the Plan (within the meaning of section 3(16)(A) of ERISA).  The Plan will be administered and interpreted by the Administrator (in his or her sole discretion).  The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.  Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law.  In accordance with Section 2(a), the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company or another member of the Company Group all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.
12.Eligibility to Participate.  To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company or another member of the Company Group in accordance with Sections 2(a) and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan.  The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
13.Amendment or Termination.  The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual, subject to the following; provided, however, that any amendment or termination of the Plan that is materially detrimental to a Participant prior to such amendment or termination of the Plan will not be effective with respect to such Participant without such Participant’s prior written consent.  Any amendment or termination of the Plan must be in writing.  Notwithstanding the foregoing, any amendment to the Plan that (a) causes an individual to cease to be a Participant, or (b) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to that Participant (including, without limitation, imposing additional conditions or modifying the timing of payment), will not be effective without that Participant’s written consent.  Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.
14.Claims and Appeals.
(a)Claims Procedure.  Any employee or other person who believes he or she is entitled to any Severance Benefits may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her Severance Benefits or (ii) the date the claimant learned that he or she will not be entitled to any Severance Benefits.  If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based.  The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial.  The denial notice will be provided within 90 days after the claim is received.  If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.  This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
(b)Appeal Procedure.  If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim.  Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review.  The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing.  The Administrator will provide written notice of its decision on review within 60 days after it receives a review request.  If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay.  This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision.  If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based.  The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
15.Attorneys’ Fees.  The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.
16.Source of Payments.  All payments under the Plan will be paid from the general funds of the Company or another member of the Company Group, as applicable; no separate fund will be established under the Plan, and the Plan will have no assets.  No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
17.Inalienability.  In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan.  At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
18.No Enlargement of Employment Rights.  Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company Group.  The Company and each other member of the Company Group, as applicable, expressly reserves the right to discharge any of its employees at any time, with or without cause.  However, as described in the Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of his or her termination of employment.
19.Successors.  Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
20.Applicable Law.  The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Delaware (but not its conflict of laws provisions).
21.Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
22.Headings.  Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
23.Indemnification.  The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company and any other member of the Company Group, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law.  This indemnity will cover all such liabilities, including judgments, settlements and costs of defense.  The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities.  This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
24.Additional Information.
Plan Name:	EVgo Inc. Executive Change in Control and Severance Plan
Plan Sponsor:	EVgo Inc. 11835 West Olympic Boulevard, Suite 900E

Los Angeles, CA 90064

(310) 954-2900

Identification Numbers:	EIN: 36-4210977 PLAN: 59-3216484-502
Plan Year:	Company’s fiscal year
Plan Administrator:	EVgo Inc. Attention: Administrator of the EVgo Inc. Executive Change in Control and Severance Plan 11835 West Olympic Boulevard, Suite 900E

Los Angeles, CA 90064

(310) 954-2900

Agent for Service of	EVgo Inc.
Legal Process:	Attention: Chief Legal Officer

11835 West Olympic Boulevard, Suite 900E

Los Angeles, CA 90064

(310) 954-2900

Service of process also may be made upon the Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan
Plan Costs	The cost of the Plan is paid by the Company.
25.Statement of ERISA Rights.

As a Participant under the Plan, you have certain rights and protections under ERISA:

1.	You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s human resources department.
2.	You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants.  No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.  If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the denial of your claim reviewed.  (The claim review procedure is explained in Section 14 above.)

Under ERISA, there are steps you can take to enforce the above rights.  For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator.  If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court.  If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator.  If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210.  You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix A

EVgo Inc. Executive Change in Control and Severance Plan
Participation Agreement

EVgo Inc. (the “Company”) is pleased to inform you, the undersigned, that you have been selected to participate in the Company’s Executive Change in Control and Severance Plan (the “Plan”) as a Participant.

A copy of the Plan was delivered to you with this Participation Agreement.  Your participation in the Plan is subject to all of the terms and conditions of the Plan.  The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits.  As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience a Qualifying Termination.

1.Qualifying Termination.  Upon your Qualifying Termination, subject to the terms and conditions of the Plan, you will receive:
(a)Cash Severance Benefits.  A lump-sum payment equal to [CEO: 200%] [Executive Officers: 100%] of (i) your Base Salary, plus (ii) your target annual bonus as in effect for the fiscal year in which your Qualifying Termination occurs, which will be paid (less applicable tax withholding) on the later of (A) the Severance Start Date or (B) on or as soon as administratively practicable following the closing date of the applicable Change in Control (the “Cash Severance Benefits”).
(b)Continued Medical Benefits.  Your reimbursement of continued health coverage under COBRA or a taxable lump sum payment in lieu of reimbursement, as applicable, and as described in Section 4(b) of the Plan, will be provided for a period of [CEO: 18] [Executive Officers: 12] months following the date of your Qualifying Termination (the “Continued Medical Benefits”).
(c)Equity Award Vesting Acceleration.  100% of your then-outstanding and unvested time-based Equity Awards will become vested in full and, to the extent applicable, become immediately exercisable (it being understood that forfeiture of any Equity Awards due to termination of employment will be tolled to the extent necessary to implement this section (c)).  With respect to any of your then-outstanding Equity Awards that are to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then, unless otherwise determined by the applicable agreement governing such Equity Award, such Equity Award will vest as to the pro-rated amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s), with the pro-ration factor equal to the number of completed months of the relevant performance period(s) as of the date of your Qualifying Termination divided by the total number of months in the respective performance period(s) (the benefits in this sentence, together with the immediately-preceding sentence, the “Equity Award Vesting Acceleration”).  To illustrate the pro-ration calculation of the second sentence of this subsection, if a Qualifying Termination occurs 20 months following the beginning of a 36-month performance period applicable to a performance-based Equity Award, then 55.56% of the target number of shares of such Equity Award will immediately vest.
2.Non-Duplication of Payment or Benefits.  If (a) your Qualifying Termination occurs prior to a Change in Control and, in connection with such termination, you qualify for severance benefits under another agreement, plan, or policy with a member of the Company Group (such arrangement, the “Other Severance Agreement”) and (b) a Change in Control occurs within the 3-month period following your Qualifying Termination that qualifies you for the superior Severance Benefits under Section 1 of this Participation Agreement, then (i) you will cease receiving any further payments or benefits under the Other Severance Agreement and (ii) the Cash Severance Benefits, Continued Medical Benefits, and Equity Award Vesting Acceleration, as applicable, otherwise payable under Section 1 of this Participation Agreement each will be offset by the corresponding payments or benefits you already received under the Other Severance Agreement (if any).

3.Exclusive Benefit.  In accordance with Section 8 of the Plan, the benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to his or her termination of employment with the Company Group in connection with a Change in Control of the Company and will supersede and replace any change in control benefits set forth in any offer letter, employment or severance agreement and/or other agreement between you and the Company or any member of the Company Group, including any Equity Award agreement.  For the avoidance of doubt, if a Participant was otherwise eligible to participate in any other Company Group change in control plan (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan, except as otherwise provided in this paragraph.  For clarity, any Management Incentive Units you hold will continue to be subject to their existing terms.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and otherwise comply with the requirements under Section 6 of the Plan.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan.  Your signature below confirms that: (1) you have received a copy of the Executive Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Executive Change in Control and Severance Plan and Summary Plan Description and you acknowledge and agree to its terms in accordance with the terms of the Plan and this Participation Agreement; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

[Signature page follows]

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EVgo INC.PARTICIPANT

SignatureSignature

NameName

Title Date

Attachment:EVgo Inc. Executive Change in Control and Severance Plan and Summary Plan Description

[Signature page to the Participation Agreement]

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